Exhibit 10.1

Terra Nitrogen Company, L.P.

Director Compensation of General Partner - Terra Nitrogen Corporation

The phantom equity plan is available only to non-management directors of Terra Nitrogen Corporation (“TNC”) and consists of an annual award of 1,250 phantom common units of Terra Nitrogen Company, L.P. (the “Company”) per director. The plan provides for three annual distributions of phantom units, the first distribution to occur on June 1, 2005. In addition to the annual award of phantom units, non-management directors shall receive a quarterly distribution of phantom units based on the quarterly cash distribution made to unitholders of the Company.

By means of example, if the Company made a $0.50 cash distribution per common unit in the third quarter of 2005, then each non-management director would receive 31.25 additional phantom units, assuming a trading price of $20 per common unit, based on such director’s ownership of 1,250 phantom units (i.e., $0.50 multiplied by 1,250 phantom units, divided by an assumed common unit trading price of $20). For each successive quarter in which a distribution is made, the cumulative increase in the director’s ownership of phantom units is factored in the above calculation. For example, if the Company made a $0.50 cash distribution per common unit in the fourth quarter of 2005, then each non-management director would receive 32.03 additional phantom units, assuming a trading price of $20 per common unit, based on such director’s ownership of 1,281.25 phantom units (i.e., $0.50 multiplied by 1,281.25 phantom units, divided by an assumed common unit trading price of $20).

When the non-management director leaves the Board, such director shall receive a cash payment per phantom unit owned equal to the average twenty (20) day trading price per common unit following such director’s departure from the Board.

In addition to the phantom equity plan described above, TNC’s director compensation for non-management directors also consists of an annual retainer fee of $27,500 (paid quarterly) plus a fee of $1,200 for each board or committee meeting attended. In addition, the chairman of the audit committee receives an additional $5,000 annual retainer (paid quarterly) and the chairman of the nominating and corporate governance committee receives a $2,500 additional annual retainer (paid quarterly). Management directors of TNC receive no compensation for serving as directors.